EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File No. 333-130082, on Form S-8 of CSB Bancorp, Inc., and in the Registration Statement on Form S-8 of The Commercial & Savings Bank 401(k) Retirement Plan of our report dated March 14, 2025, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of CSB Bancorp, Inc., for the year ended December 31, 2024.

/s/ S. R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

March 14, 2025